                                                                    EXHIBIT 10.7

                               LICENSE AGREEMENT

                                 by and among

                         SIDNEY KIMMEL CANCER CENTER

                                      and

                         DANIEL MERCOLA, M.D., Ph.D.,

                                  as Licensor

                                      and

                                 UROGEN CORP.

                                  as Licensee

                               TABLE OF CONTENTS

                                                                                             Page
1.   DEFINITIONS.............................................................................  1

2.   LICENSE TERMS AND CONDITIONS............................................................  3
     2.1.    Grant of License................................................................  3
             2.1.1  Exclusive License for Products...........................................  3
             2.1.2  Reserved Rights..........................................................  3
             2.1.3  Rights of United States Government.......................................  3
             2.1.4  No Additional Licenses...................................................  3
     2.2.    Sponsored Research..............................................................  4
     2.3.    Minimum Annual Royalties........................................................  4
     2.4.    Running Royalties...............................................................  5
     2.5.    Quarterly Payments..............................................................  6
     2.6.    Term of License.................................................................  6
     2.7.    Sublicense......................................................................  6
     2.8.    Reports.........................................................................  7
     2.9.    Records.........................................................................  7
     2.10.   Foreign Sales...................................................................  7
     2.11.   Foreign Taxes...................................................................  7

3.   PATENT MATTERS..........................................................................  8
     3.1     Patent Prosecution and Maintenance..............................................  8
     3.2     Information to Licensee.........................................................  8
     3.3     Patent Costs....................................................................  8
     3.4     Effect of Licensee's Discounting Payments.......................................  8
     3.5     Ownership.......................................................................  9
     3.6     Licensor's Right to Pursue Patent...............................................  9
     3.7     Infringement Actions............................................................  9
             3.7.1  Infringement.............................................................  9
             3.7.2  Challenge to Licensor Patent Rights...................................... 10

4.   OBLIGATIONS RELATED TO COMMERCIALIZATION................................................ 10
     4.1.    Commercialization Obligation.................................................... 10
     4.2.    Governmental Approvals and Marketing of Products................................ 10
     4.3.    Indemnity....................................................................... 10
     4.4.    Patent Marking.................................................................. 11
     4.5.    No Use of Name.................................................................. 11
     4.6.    Foreign Registration............................................................ 11

5.   LIMITED WARRANTY........................................................................ 11

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
6.   INTERESTS IN INTELLECTUAL PROPERTY RIGHTS............................................... 11
     6.1.    Preservation of Title........................................................... 11
     6.2.    Governmental Interests.......................................................... 11

7.   CONFIDENTIALITY AND PUBLICATION......................................................... 12
     7.1.    Treatment of Confidential Information........................................... 12
     7.2.    Publications.................................................................... 12
     7.3.    Publicity....................................................................... 12

8.   TERM AND TERMINATION.................................................................... 12
     8.1.    Term............................................................................ 12
     8.2.    Termination Upon Default........................................................ 12
     8.3.    Termination Upon Bankruptcy or Insolvency....................................... 13
     8.4.    Rights Upon Expiration.......................................................... 13
     8.5.    Rights Upon Termination......................................................... 13
     8.6.    Work-in-Progress................................................................ 13

9.   ARBITRATION............................................................................. 14
     9.1.    Binding Arbitration............................................................. 14
     9.2.    Selection of Arbitrators........................................................ 14
     9.3.    Discovery....................................................................... 14
     9.4.    Case Management................................................................. 14
     9.5.    Remedies........................................................................ 14
     9.6.    Expenses........................................................................ 15
     9.7.    Confidentiality................................................................. 15

10.  GENERAL PROVISIONS...................................................................... 15
     10.1.   Assignment...................................................................... 15
     10.2.   Binding Upon Successors and Assigns............................................. 15
     10.3.   Independent Contractors......................................................... 15
     10.4.   Entire Agreement; Modification.................................................. 15
     10.5.   California Law.................................................................. 15
     10.6.   Headings........................................................................ 16
     10.7.   Severability.................................................................... 16
     10.8.   No Waiver....................................................................... 16
     10.9.   Attorneys' Fees................................................................. 16
     10.10.  Notices......................................................................... 16
     10.11.  Compliance with U.S. Laws....................................................... 17

                               LICENSE AGREEMENT

           This License Agreement is entered into and made effective as of 11/5/1997, ("Effective Date")by and among SIDNEY KIMMEL CANCER CENTER, a California non-profit public benefit corporation ("SKCC"), Daniel A. Mercola, M.D., Ph.D. ("Licensor") and UroGen Corp., a Delaware corporation ("Licensee").

                                    RECITAL

     A. Licensor is an employee of SKCC. Licensor is the inventor of the presently existing invention described in the patent application listed as item number 1 on Exhibit A attached hereto, which constitutes Licensor Patent Rights, as further defined in this Agreement. SKCC has released to Licensor any ownership rights in said existing invention and patent application, and Licensor has agreed to an allocation as hereinafter set forth of any royalties which may be earned by Licensor from said existing invention and patent application and the Licensor Patent Rights.

     B. Licensor has the right to grant a license to certain technology regarding methods for gene characterization, and Licensor desires to grant to Licensee, and Licensee wishes to acquire, an exclusive right and license to such technology on the terms and conditions set forth herein.


                                   AGREEMENT

           NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Licensor and Licensee hereby agree as follows:

1.   DEFINITIONS

     Capitalized terms shall have the meaning set forth below.

     The term "Affiliate" shall mean any entity which directly or indirectly
               ---------
controls, is controlled by or is under common control with Licensee. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

     The term "Confidential Information" shall mean any and all proprietary or
               ------------------------
confidential information of SKCC, Licensor or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it:

          a. is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

          b. was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from the other party hereto (or such party's employees); or

          c. is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

          d.   has been published by a third party as a matter of right.

     The term "Field" shall mean methods for therapy sensitization by the
               -----
inhibition of jun kinase and/or the claims specified in the patent application described on Exhibit A attached hereto.

     The term "Future Patent Rights" shall mean (i) any and all U.S. and foreign
               --------------------
patent applications and issued patents describing inventions within the scope of the Field resulting from the research conducted by or under the direction of SKCC or its employees in performance of the Sponsored Research described in
Section 2.2 hereof, if and only to the extent that Licensee agrees to pay and pays for all patent protection costs related thereof as evidenced by a written agreement therefor delivered by Licensee to Licensor and SKCC within 120 days after Licensor and/or SKCC furnish to Licensee a customary invention disclosure therefor containing a customary description of the invention and of the related relevant literature references, and (ii) all continuations-in-part (but only to the extent that said continuation-in-part describes inventions identified in subpart (i) hereof and excluding any new invention), reissues, reexaminations, and extensions thereof. Said patents and patent rights shall cease to be Future Patent Rights to the extent that Licensee ceases to pay the patent protection costs, that they are withdrawn or abandoned and not refiled, or to the extent they are held to be invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

     The term "JAMS" shall mean the Judicial Arbitration and Mediation Services
               ----
in San Diego, California.

     The term "Licensor Patent Rights" shall mean all pending patent
               ----------------------
applications and issued patents and patent rights derived from (i) the inventions described in the pending patent application listed on Exhibit A attached hereto and incorporated herein by reference, together with any corresponding foreign patent applications and/or issued patents, and (ii) all continuations-in-part (but only to the extent that said continuation-in-part describes inventions identified in subpart (i) hereof and excluding any new invention), reissues, reexaminations, and extensions thereof. Said patents and patent rights shall cease to be Licensor Patent Rights to the extent they are withdrawn or abandoned and not refiled, or to the extent they are held to be invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

     The term "Products" shall mean any one or more products, processes or
               --------
devices which cannot be made, used or sold without infringing one or more claims under Licensor Patent Rights or the Future Patent Rights.

     The term "Net Sales" shall mean:
               ---------

          a. The gross amount invoiced by Licensee, or its Affiliates and sublicensees, or any of them, on all sales of Products, less (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions or returned goods, (iii) prepaid freight and (iv) sales taxes or other governmental charges actually paid in connection with sales of Products (but excluding what is commonly known as income taxes). For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor shall be generated or the Product is shipped for delivery, whichever occurs earlier.

          b. If a Product is transferred for consideration in some manner other than a sale for money, then the monetary equivalent of said consideration shall be deemed "Net Sales" and the transfer shall be deemed a sale.

          c. Sales of Products by Licensee, or an Affiliate or sublicensee of Licensee to any Affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Products by Affiliates or sublicensees of Licensee to unrelated parties shall be deemed Net Sales hereunder.

     The term "Sponsored Research" shall have the meaning as defined in Section
               ------------------
2.2 hereof.

2.   LICENSE TERMS AND CONDITIONS

     2.1. Grant of License.
          ----------------

          2.1.1  Exclusive License for Products. Subject to the terms of this
                 ------------------------------
Agreement, except as otherwise provided in this Section 2.1, Licensor and SKCC hereby grant to Licensee an exclusive, worldwide license, including the right to sublicense, under Licensor Patent Rights and Future Patent Rights, to make, have made, use, sell, import and export Products.

          2.1.2  Reserved Rights. Licensor and SKCC reserve and retain the
                 ---------------
rights to use any or all Licensor Patent Rights and Future Patent Rights for research by Licensor or SKCC or its designees, so long as the same is not used for any commercial purposes.

          2.1.3  Rights of United States Government. As a result of the receipt
                 ----------------------------------
by SKCC and Licensor of certain funding from the United States government, Licensee acknowledges that the grant of the license hereunder by Licensor is subject to certain rights of the United States government as further described in Section 6.2 below.

          2.1.4  No Additional Licenses. Licensee acknowledges and agrees that
                 ----------------------
the scope of license granted hereunder is specifically and expressly defined in this Section 2.1, and no additional licenses are granted or implied hereunder.

     2.2. Sponsored Research. Within 30 days after the date when Licensee enters
          -------------------
into an agreement for a corporate partner or strategic alliance relationship (including without limitation a research and development agreement, technology license agreement, marketing or distribution agreement, merger or acquisition agreement, etc.), Licensee shall commence making monthly installment payments of at least $12,500 to fund SKCC's costs for sponsored research to be performed in the laboratory of and under the direction of Licensor while Licensor continues to be associated with SKCC (the "Sponsored Research"). If Licensor ceases to be associated with SKCC, then future payments of said monthly installment payments shall be payable by Licensee to whatever new institution Licensor becomes associated, subject to Licensee and said new institution entering into a mutually approved agreement. Said Sponsored Research shall be (i) in areas of research within the nature and focus of SKCC's research programs and (ii) directly or indirectly related to the inventions described in Licensor's Patent Rights, as mutually approved by Licensor, SKCC and Licensee. If no such mutual agreement is reached promptly, Licensee shall nevertheless commence and continue to pay at least $12,500 per month, as credits against costs ultimately to be incurred by SKCC for conducting Sponsored Research. A minimum of $12,500 per month for Sponsored Research shall continue to be payable by Licensee to SKCC for the remainder of the term of this Agreement. The costs for the Sponsored Research shall be SKCC's actual direct costs for labor, materials and equipment, plus SKCC's customary overhead/indirect costs at the rate established from time to time for the governmental grant supported research projects performed by SKCC.

     2.3. Minimum Annual Royalties.
          ------------------------

          2.3.1 Licensee shall pay to SKCC the following minimum annual royalty cash amounts;

                 a.      Months 1 through 12 following the Effective Date:
$2,500 per month, payable by the end of each month, for a total of $30,000 during the first year.

                 b.      Second anniversary of the Effective Date: $30,000.

                 c.      Third anniversary of the Effective Date: $30,000.

                 d. Each subsequent anniversary of the Effective Date for the duration of the term of this Agreement: $30,000.

          2.3.2 To the extent that Licensee has paid running royalties pursuant to Section 2.4.1 hereof for Net Sales made in the year preceding the anniversary payment date, said payments shall be credited against the foregoing minimum annual royalty payment for that year. To the extent that the running royalties for a particular year exceed the minimum annual royalties payable for that year, the excess shall not be carried forward as a credit against the next year's minimum annual royalties.

          2.3.3 Each of the foregoing payments shall be credited against any running royalties payable pursuant to Section 2.4 hereof for Net Sales made during the year preceding the anniversary payment date. If the credit is greater than the running royalties payable, there is no carryforward of the unused credit against subsequent minimum annual royalty payments required to maintain this Agreement in effect. However, half of any unused credits from the minimum annual royalty payment for one year may be used as a carryforward and applied as a credit against half of the future accruing running royalties. For avoidance of doubt and as an example, if Licensee pays the $30,000 minimum annual royalty for year two, and no running royalties are earned for year two, then Licensee will have a $15,000 carryforward which can be used to satisfy $15,000 of a future $30,000 running royalty obligation earned in year three or a later year.

     2.4. Running Royalties.
          -----------------

          2.4.1  As further consideration for the license granted pursuant to
Section 2.1 hereof, Licensee shall pay to SKCC a running royalty at the rate of three percent (3%) of Net Sales for any and all Products which are made, used, sold or otherwise disposed of under Licensor Patent Rights and/or the Future Patent Rights. The minimum annual royalties paid pursuant to Section 2.3 shall be credits against the running royalties payable, as specified in Section 2.3.3 hereof.

          2.4.2 To the extent that Licensee grants any sublicense rights under this Agreement and the sublicensee pays to Licensee a running royalty in excess of 3% of Net Sales, then Licensee shall share with and pay to SKCC an mount equal to 10% of said excess received by Licensee. SKCC shall also receive the 3% running royalty on the Net Sales by the sublicensee. Licensee shall not accept any alternative payments (e.g., license fees or milestone payments) "in lieu of" a customary, fair and reasonable running royalty, unless Licensee also pays to SKCC 10% of said "in lieu of" alternative payment.

          2.4A. Allocation of Payments. As a matter between Licensor and SKCC,
                ----------------------
with which Licensee need not be concerned, the payments received by SKCC pursuant to Sections 2.3 and 2.4 shall be allocated and distributed as follows:

                (i)  As to payments under Section 2.3 and as to payments under
Section 2.4 for Products utilizing the Licensor Patent Right or for Products utilizing the Future Patent Rights for which Licensor is the sole inventor, the payments shall be allocated and distributed:

                     25% to Licensor, for his own personal benefit, or to his heirs or assigns;

                     25% to SKCC, for use in Licensor's laboratory at SKCC while Licensor continues to be associated with SKCC, and thereafter to SKCC for its own uses; and

                     50%  to SKCC for its own uses.

                (ii) As to payments under Section 2.4 for Products utilizing the Future Patent Rights for which Licensor is a co-inventor with other SKCC employees (and not utilizing the Licensor Patent Rights), the payments shall be allocated and distributed in accordance with SKCC's Patent Policy.

     2.5. Quarterly Payments. With regard to Net Sales made by Licensee or its
          ------------------
Affiliates or sublicensees, royalties shall be payable by Licensee quarterly, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales of Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Product is made.

     2.6. Term of License.
          ---------------

          2.6.1 Unless terminated sooner in accordance with the provisions of this Agreement, the term of this license shall expire when the last of the royalty obligations has expired. The royalty obligations of Licensee as to each Product shall terminate on a product-by-product and country-by-country basis concurrently with the expiration of the last to expire of Licensor Patent Rights utilized by or in each such Product in each such country.

          2.6.2 Upon the expiration of the royalty obligation on a product-by-product and country-by-country basis described above, and provided that Licensee is not then in default hereunder, Licensee shall have the right to continue to sell or otherwise distribute the applicable Product in said country without further royalty obligations on account of Net Sales in such country.

          2.6.3 Notwithstanding the foregoing, if applicable government regulations require a shorter term and/or a shorter term of exclusivity than provided for herein, then the term of this License Agreement shall be so shortened or this License Agreement shall be amended to provide for a nonexclusive license, and, in such event, the parties shall negotiate in good faith to reduce equitably the royalties payable as set forth under Section 2.4 hereof. If the parties cannot agree, the equitable adjustment shall be determined by arbitration in accordance with Article 9 hereof.

     2.7. Sublicense.
          ----------

          2.7.1 Licensee shall have the right to grant sublicenses to any party with respect to any rights conferred upon Licensee under this Agreement. Notwithstanding the foregoing, (i) any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination provisions, and other provisions contained in this Agreement (but not including the payment of a license fee pursuant to Section 2.3 hereof) and
(ii) each such sublicensee, and the form and substance of each such sublicense, shall be subject to the prior written approval of Licensor and SKCC, which approval shall not be unreasonably withheld. Any termination of this License Agreement shall automatically terminate any sublicense hereunder, at the option of Licensor and SKCC.

          2.7.2 Licensee shall pay to SKCC, or cause its Affiliate or sublicensee to pay SKCC, the royalties on all Net Sales of such Affiliate or sublicensee the same as if said Net Sales had been made by Licensee. Each Affiliate and sublicensee shall report its Net Sales to SKCC through Licensee, which Net Sales shall be aggregated with any Net Sales of Licensee for purposes of determining the Net Sales upon which royalties are to be paid to Licensor.

     2.8.  Reports. Licensee shall furnish to SKCC at the same time as each
           -------
royalty payment is made by Licensee, a detailed written report of Net Sales of the Products and the royalty due and payable thereon, including a description of any permitted offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which the royalty payment is based.

     2.9.  Records. Licensee shall keep, and cause its Affiliates and
           --------
sublicensees to keep, full, complete and proper records and accounts of all sales of Products in sufficient detail to enable the royalties payable on Net Sales of each Product to be determined. SKCC shall have the right to appoint an independent certified public accounting firm to audit the records of Licensee, its Affiliates and sublicensees as necessary to verify the royalties payable pursuant to this Agreement. Licensee, its Affiliates and sublicensees shall pay to an amount equal to any additional royalties to which SKCC is entitled as disclosed by the audit, plus a late payment charge thereon at the rate of one and one-half percent (1.5%) per month. Such audit shall be at the expense of the party requesting such audit; provided, however, that if the audit discloses that SKCC was underpaid royalties with respect to any Product by at least five percent (5%) for any calendar quarter, then Licensee shall reimburse SKCC for the audit costs applicable thereto. SKCC may exercise its right of audit as to each of Licensee, its Affiliates or sublicensees no more frequently than once in any calendar year. The accounting firm shall disclose to SKCC the results of such audit, but limiting the disclosure to only information relating to the accuracy and discrepancies of the royalty payments; and otherwise the accounting firm shall be obligated to maintain the confidentiality of the information it obtains from said audit. Licensee, its Affiliates and sublicensees shall preserve and maintain all such records required for audit for a period of three
(3) years after the calendar quarter to which the record applies.

     2.10. Foreign Sales. The remittance of royalties payable on sales outside
           --------------
the United States shall be payable to SKCC in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of SKCC or its nominee in any commercial bank or trust company of SKCC's choice located in that country, prompt written notice of which shall be given by Licensee to SKCC.

     2.11. Foreign Taxes. Any tax required to be withheld by Licensee under the
           -------------
laws of any foreign country for the account of SKCC shall be promptly paid by Licensee for and on behalf of SKCC to the appropriate governmental authority, and Licensee shall use its best reasonable efforts to furnish SKCC with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on SKCC's behalf shall be deducted from royalty payments due SKCC.

3.   PATENT MATTERS

     3.1. Patent Prosecution and Maintenance. From and after the date of this
          ----------------------------------
Agreement, the provisions of this Article 3 shall control the prosecution and maintenance of any patent included within Licensor Patent Rights and/or Future Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, Licensor shall direct and control patent matters applicable to the invention described in item 1 of Exhibit A, and SKCC shall direct and control the patent matters for inventions resulting from the sponsored research program described in Section 2.2 hereof, including (i) the preparation, filing and prosecution of the United States and foreign patent applications within Licensor Patent Rights and/or Future Patent Rights (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. Licensor or SKCC, respectively, shall select the patent attorney, subject to Licensee's written approval, which approval shall not be unreasonably withheld. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Licensor Patent Rights and/or Future Patent Rights. Licensor or SKCC, respectively, shall use its reasonable good faith efforts to implement all reasonable requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Licensor Patent Rights and/or Future Patent Rights.

     3.2. Information to Licensee. Licensor or SKCC shall keep Licensee informed
          -----------------------
with regard to the patent application and maintenance processes applicable to patent protection. Licensor or SKCC shall deliver to Licensee a copy of all patent applications, amendments, related correspondence, preliminary drains of the foregoing prior to finalization, and other relevant matters related thereto.

     3.3. Patent Costs. Licensee acknowledges and agrees that Licensor and SKCC
          ------------
do not have independent funding to cover patent costs, and that the license granted hereunder is in part in and consideration for Licensee's assumption of patent costs and expenses as described herein. Licensee shall pay for all expenses incurred by Licensor or SKCC pursuant to Section 3.1 hereof. SKCC hereby represents and acknowledges that SKCC has not yet incurred any patent costs and expenses in connection with Licensor Patent Rights and/or Future Patent Rights licensed hereunder. By separate agreement, Licensor and Licensee are handling patent costs previously incurred by Licensor. Licensee agrees to pay all such future patent expenses directly to Licensor's or SKCC's patent attorney, within thirty (30) days after Licensee receives an itemized invoice therefor.

     3.4. Effect of Licensee's Discontinuing Payments. In the event Licensee
          -------------------------------------------
elects to discontinue payment for the filing, prosecution and/or maintenance of any United States or foreign patent application and/or United States or foreign patent within Licensor Patent Rights and/or Future Patent Rights, Licensee shall give Licensor or SKCC at least sixty (60) days' prior written notice of such election. No such notice shall have any effect on Licensee's obligations to pay expenses incurred up to the effective date of such election. From and after the effective date of such notice of election, Licensor or SKCC shall have the right, but not the obligation, to pay for the prosecution and/or maintenance of the patent right which Licensee is discontinuing. From and after the effective date of such notice of election, any such patent application or patent as to which Licensee shall have elected to discontinue payments shall thereafter be excluded from the definition of Licensor Patent Rights and/or Future Patent Rights and from the scope of license granted under this Agreement. All rights relating to such patent application or patent for Licensor Patent Rights shall revert to Licensor or SKCC, as the case may be, and may be freely licensed by Licensor, and for Future Patent Rights shall revert to SKCC, as the case may be, to any other person or entity.

     3.5. Ownership. The patent applications filed and the patents obtained by
          ---------
Licensor or SKCC pursuant to Section 3.I hereof shall be owned solely by Licensor or SKCC, as the case may be, and deemed a part of Licensor Patent Rights and/or Future Patent Rights.

     3.6. Licensor's Right to Pursue Patent. If at any time during the term of
          ---------------------------------
this Agreement, Licensee's rights with respect to Licensor Patent Rights and/or Future Patent Rights are terminated, Licensor and SKCC shall have the right to take whatever action Licensor and SKCC deem appropriate to obtain or maintain the corresponding patent protection at its own expense. If Licensor or SKCC pursues patents under this Section 3.6, Licensee agrees to cooperate fully, including by providing, at no charge to Licensor or SKCC, all appropriate or necessary technical data and executing all appropriate or necessary legal documents for said patent prosecution.

     3.7. Infringement Actions.
          --------------------

          3.7.1 Infringement. Licensee shall have the option to prosecute any
                ------------
and all infringements of any Licensor Patent Rights and/or Future Patent Rights. Licensee shall be entitled to bring an action against the infringement in Licensor's or SKCC's name if required by law or otherwise deemed appropriate. Licensee hereby holds Licensor and SKCC harmless from and against any costs, expenses or liability of any kind respecting all such infringements or any charges of infringements. Licensor and SKCC agree to provide reasonable assistance of a technical nature to Licensee which Licensee may require in any litigation arising in accordance with the provisions of this Section 3.7.1, for which Licensee shall pay to Licensor and SKCC a reasonable hourly rate of compensation together with reimbursement of reasonable out-of-pocket costs and expenses. Licensee shall have the right, with the consent of Licensor and SKCC, which consent shall not be unreasonably withheld, to enter into any settlements, judgments or other arrangements respecting the infringement claim. Any damages, judgments or other payments actually recovered from the infringing party in the litigation pursued by Licensee shall be used first to reimburse Licensee for all costs (including those Licensor's or SKCC's costs paid by Licensee) of pursuing the litigation; and any net remaining balance shall be shared seventy percent (70%) to Licensee and thirty percent (30%) to SKCC. In the event Licensee elects not to prosecute any such infringement, Licensee shall promptly so notify Licensor and SKCC, and Licensor and SKCC shall thereafter have the right to prosecute such infringement action on its own behalf. In the event Licensor or SKCC elects to prosecute any such infringement action on its own behalf, any net recovery obtain in connection therewith shall be shared seventy percent (70%) to Licensor and/or SKCC, as the case may be, and thirty percent (30%) to Licensee. Any net payments received by SKCC pursuant to this Section shall be treated as a payment pursuant to Section 2.4 and allocated and distributed as specified in
Section 2.4A.

          3.7.2 Challenge to Licensor Patent Rights. In the event there is any
                -----------------------------------
challenge to the validity, scope or enforceability of Licensor Patent Rights, Licensee shall bear the costs to resist and defend said challenge unless Licensee elects to not do so by written notice to Licensor. Licensor and Licensee shall confer and decide upon an appropriate strategy and plan to resist said challenge, including the selection of legal and patent counsel to represent Licensor therein. Fifty percent (50%) of Licensee's costs to resist said challenge shall constitute credit offsets against up to fifty percent (50%) of the running royalties payable in any future period. Licensee shall pay the royalty rate for said Licensor Patent Rights unless and until a final and non-appealable decision has been rendered upholding the challenge. If Licensee elects to not fund the costs to resist said challenge, then Licensor may do so. Licensee hereby agrees to not contest or challenge the validity of Licensor Patent Rights and/or Future Patent Rights and to not encourage or abed any third party to do so; but in the event and to the extent that the foregoing is legally impermissible, the foregoing shall be deemed to be modified and limited so as to be legally permissible.

4.   OBLIGATIONS RELATED TO COMMERCIALIZATION

     4.1. Commercialization Obligation. In order to maintain the license granted
          ----------------------------
hereunder in force, Licensee shall use reasonable efforts and due diligence (i) to pursue research and development for Products, and (ii) to obtain and maintain necessary governmental approvals for the sale of Products, as promptly as is reasonably and commercially feasible, and (iii) thereafter to produce and sell reasonable quantities of such Products in worldwide markets. Licensee shall keep Licensor and SKCC generally informed as to Licensee's progress for such research, development, approvals, production and sale, including its efforts, if any, to sublicense Licensor Patent Rights and/or Future Patent Rights. Licensee shall deliver to Licensor and SKCC an annual written report and such other reports as Licensor or SKCC may reasonably request. In the event Licensor, SKCC and Licensee cannot agree upon any matter related to Licensee's commercialization obligations, the parties agree to utilize arbitration pursuant to Article 9 hereof in order to resolve the matter. If the arbitrator determines that Licensee has not complied with its obligations hereunder as to a particular Product or Products, and such default is not fully cured within six (6) months after the arbitrator's decision, then Licensor may terminate this Agreement as to said particular Product or Products.

     4.2. Governmental Approvals and Marketing of Products. Licensee shall be
          ------------------------------------------------
responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of the Products, at Licensee's expense. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Products and for the quality control for any Product.

     4.3. Indemnity. Licensee hereby agrees to indemnify, defend and hold
          ---------
harmless Licensor and SKCC from and against any liability or expense arising from any product liability claim asserted by any party as to the Products or any claims arising from the use of any Licensor Patent Rights and/or Future Patent Rights pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Licensee or its Affiliates or sublicensees, as well as any member of the general public.

     4.4. Patent Marking. To the extent required by applicable law, Licensee
          --------------
shall mark all Products or their containers in accordance with the applicable patent marking laws.

     4.5. No Use of Name. The use of the name of Licensor or SKCC in connection
          --------------
with the advertising or sale of the Products is expressly prohibited.

     4.6. Foreign Registration. Licensee agrees to register this Agreement with
          --------------------
any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Products are fully satisfied.

5.   LIMITED WARRANTY

     Licensor hereby represents and warrants that it has sole ownership of Licensor Patent Rights licensed hereunder, and that Licensor has the full right and power to enter into this Agreement. SKCC hereby represents and warrants that it has the right to grant the rights it is granting as specified in this Agreement. LICENSOR AND SKCC MAKE NO OTHER WARRANTIES CONCERNING LICENSOR PATENT RIGHTS AND/OR FUTURE PATENT RIGHTS COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO LICENSOR PATENT RIGHTS AND/OR FUTURE PATENT RIGHTS OR ANY PRODUCT. LICENSOR AND SKCC MAKE NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSOR PATENT RIGHTS AND/OR FUTURE PATENT RIGHTS OR THAT ANY PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING LICENSOR PATENT RIGHTS AND/OR FUTURE PATENT RIGHTS COVERED BY THIS AGREEMENT.

6.   INTERESTS IN INTELLECTUAL PROPERTY RIGHTS

     6.1. Preservation of Title. Licensor hereby retains ownership and title to
          ---------------------
Licensor Patent Rights and SKCC hereby retains ownership and title to Future Patent Rights licensed hereunder, subject to Licensee's rights under this Agreement.

     6.2. Governmental Interests. To the extent, if any, that Licensor or SKCC
          ----------------------
has received funding from the United States Government in support of research activities which resulted in Licensor Patent Rights and/or Future Patent Rights, Licensee acknowledges that Licensee's rights pursuant to this Agreement shall be subject to the rights of the United States Government, if any, which arise or result from the receipt of research support from the United States Government by Licensor and SKCC, including without limitation, (i) the grant to the United States of a nonexclusive, irrevocable, royalty-free license to Licensor Patent Rights and/or Future Patent Rights licensed hereunder for governmental purposes, (ii) the right of the United States to exercise "march-in" rights to force certain non-exclusive licensing if Licensee is not diligently commercializing certain Products, and (iii) the obligation of Licensee to manufacture substantially in the United States those licensed Products which are sold in the United States, unless a waiver is obtained from an agency of the United States.

7.   CONFIDENTIALITY AND PUBLICATION

     7.1. Treatment of Confidential Information. The parties agree that during
          -------------------------------------
the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, but in any event the party shall use reasonable efforts, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

     7.2. Publications. Licensee agrees that Licensor and SKCC shall have the
          ------------
right to publish in accordance with customary academic practices and policies. However, prior to publication, Licensor and SKCC shall submit to Licensee copies of proposed publications which contain subject matter relating to intellectual property licensed hereunder or to a Product, and afford Licensee thirty (30) days to review the publication(s). Upon timely written request by Licensee, Licensor and SKCC shall delay any such publication until the preparation and filing of a patent application pursuant to Section 3.1, which delay shall not exceed an additional thirty (30) days.

     7.3. Publicity. Except as otherwise provided herein or required by law, no
          ---------
party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with
Section 7.2 of this Agreement shall not be construed as publicity governed by this Section 7.3.

8.   TERM AND TERMINATION

     8.1. Term. Unless terminated sooner in accordance with the terms set forth
          ----
herein, the term of this Agreement, and the license granted hereunder, shall terminate as provided in Article 2.6 hereof.

     8.2. Termination Upon Default.
          ------------------------

          8.2.1 Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of sixty (60) days after receipt of a written notice requesting the payment of such amount; or (ii) the failure of a party to perform any other obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

          8.2.2 Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

     8.3. Termination Upon Bankruptcy or Insolvency. Unless otherwise prohibited
          -----------------------------------------
by applicable law, this Agreement may be terminated by Licensor or SKCC giving written notice of termination to Licensee upon the filing of bankruptcy proceedings for Licensee, or the appointment of a receiver of any of Licensee's assets, or the making by Licensee of any assignment for the benefit of creditors, or the institution of any proceedings against Licensee under any bankruptcy law. Termination shall be effective upon the date specified by Licensor or SKCC in such notice.

     8.4. Rights Upon Expiration. Neither party shall have any further rights or
          ----------------------
obligations upon the expiration of the full term of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of Licensee to make any and all reports and payments for the final quarter period. Notwithstanding the foregoing, upon such expiration, (i) each party shall be required to continue to abide by its obligations as described in Article 7, (ii) Licensee may continue to sell the Product under the terms described in Section 2.6, and (iii) Licensee shall continue to abide by its obligation to indemnify Licensor as described in Section 4.3.

     8.5. Rights Upon Termination. Notwithstanding any other provision of this
          -----------------------
Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 8.6 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture, use, market or sell any Product, or to otherwise use any Licensor Patent Rights and/or Future Patent Rights. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensor Patent Rights and/or Future Patent Rights, provided, however, that Licensee shall not be obligated to provide Licensor and SKCC with proprietary information which Licensee can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its obligations as described in Section 7.1, and Licensee shall continue to abide by its obligations to indemnify Licensor as described in Article 4.3.

     8.6. Work-in-Progress. Upon any such early termination of the license
          ----------------
granted hereunder in accordance with Section 8.5 of this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of Product covered by such license which remain on hand as of the date of the termination, so long as Licensee pays to SKCC the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

9.   ARBITRATION

     9.1. Binding Arbitration. Any dispute arising out of this Agreement shall
          -------------------
be resolved by binding arbitration under the rules of JAMS. The location of the arbitration shall be in the County of San Diego.

     9.2. Selection of Arbitrators. The arbitration shall be conducted by a
          ------------------------
panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Licensor and SKCC, together, shall appoint one neutral arbitrator, and Licensee shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

     9.3. Discovery. Unless the parties mutually agree in writing to some
          ---------
additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to JAMS rules, the parties may subpoena witnesses and documents for presentation at the hearing.

     9.4. Case Management. Prompt resolution of any dispute is important to both
          ---------------
parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

     9.5. Remedies. The arbitrators may grant any legal or equitable remedy or
          --------
relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

     9.6. Expenses. The expenses of the arbitration, including the arbitrators'
          --------
fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

     9.7.  Confidentiality. Except as set forth below, the parties shall keep
           ---------------
confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

10.  GENERAL PROVISIONS

     10.1. Assignment. Neither this Agreement nor any rights granted hereunder
           ----------
may be assigned or transferred by Licensee except (i) to an Affiliate of Licensee or (ii) as expressly permitted hereunder, without the prior written consent of Licensor and SKCC.

     10.2. Binding Upon Successors and Assigns. Subject to the limitations on
           -----------------------------------
assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Licensor, SKCC and Licensee. Any such successor or assignee of Licensee's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

     10.3. Independent Contractors. The relationship between SKCC, Licensor and
           -----------------------
Licensee is that of independent contractors. SKCC, Licensor and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. SKCC, Licensor and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

     10.4. Entire Agreement; Modification. This Agreement sets forth the entire
           ------------------------------
agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

     10.5. California Law. This Agreement shall be construed and enforced in
           --------------
accordance with the laws of the State of California.

     10.6. Headings. The headings for each article and section in this Agreement
           --------
have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     10.7.  Severability. Should any one or more of the provisions of this
            ------------
Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

     10.8.  No Waiver. Any delay in enforcing a party's rights under this
            ---------
Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

     10.9.  Attorneys' Fees. In the event of a dispute between the parties
            ---------------
hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

     10.10. Notices. Any notices required by this Agreement shall be in writing,
            -------
shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

               For Licensee:            UroGen Corp.

                                             3099 Science Park Road, Suite A
                                             San Diego, CA 92121
                                             Attn: President
                                             Fax: 450-5949

               For SKCC:                Sidney Kimmel Cancer Center

                                             3099 Science Park Rd., Suite 200
                                             San Diego, CA 92121
                                             Attn: President
                                             Fax: (619) 450-3251

               For Licensor:            Daniel A. Mercola, M.D., Ph.D.

                                             P.O. Box 3752
                                             Rancho Santa Fe, CA 92067

            Notice shall be deemed delivered upon the earlier of (i) when received, or (ii) three (3) days after deposit into the United States mail if sent within the United States, or (iii) the date notice is sent via telefax, telex or cable, or (iii) one business day immediately following delivery to overnight courier (except Sunday and holidays) for delivery within the United States.

     10.11. Compliance with U.S. Laws. Nothing contained in this Agreement
            -------------------------
shall require or permit Licensor or Licensee to do any act inconsistent with the requirements of any United States law, regulation, or executive order as the same may be in effect from time to time.

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

Licensee:                                    SKCC:

UroGen Corp.                                      Sidney Kimmel Cancer Center


By: [SIGNATURE ILLEGIBLE]                    By: /s/ Linda Bergen
    ---------------------------------            -------------------------------

Its: President & CEO                         Its: Assistant Vice President
     --------------------------------             ------------------------------


                                             Licensor:

                                             /s/ Daniel A. Mercola
                                             -----------------------------------
                                             Daniel A. Mercola, M.D., Ph.D.

                                   EXHIBIT A

                            Licensor Patent Rights

1.   U.S. Patent Applications
     ------------------------

     Inventor: Daniel Mercola
     Title: Methods for Therapy Sensitization by Inhibition of Jun Kinase

     Patent Attorney Docket No.: P-UR 2590 (2841302)
                                 ---------
     Date filed with PTO:      5/28/97
                         ------------------

                                       i